EXHIBIT 23.03(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 for Global Macro Trust of our report dated March 11, 2008, relating to the statements of financial condition as of December 31, 2007 and 2006, including the condensed schedules of investments, and the related statements of operations, changes in trust capital, and financial highlights for each of the three years in the period ended December 31, 2007 appearing in the prospectus, which is part of this Registration Statement referenced above.

We also consent to the reference to us under the heading “Experts” in the prospectus, appearing in the Registration Statement referenced above.

/s/ Deloitte & Touche LLP

New York, New York

November 21, 2008